Exhibit 99.1

For Immediate Release

January 31, 2005

Contact:	Daryl G. Byrd, President and CEO (337) 521-4003
John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Completes Acquisition of

American Horizons Bancorp, Inc.

(Lafayette, LA) IBERIABANK Corporation (NASDAQ: IBKC), parent company of the 117 year-old IBERIABANK, announced today the completion of the acquisition of American Horizons Bancorp, Inc. (“American Horizons”), headquartered in Monroe, Louisiana. The acquisition was completed effective at the close of business on January 31, 2005.

The shareholders of American Horizons will receive 0.3660 share of IBERIABANK Corporation common stock per outstanding share of American Horizons common stock. Based on 2,165,093 American Horizons shares outstanding, IBERIABANK Corporation anticipates issuing 792,424 shares of common stock to the shareholders of American Horizons. In addition, shareholders of American Horizons will receive an additional cash payment of approximately $650,000, or $0.30 per American Horizons share outstanding. Based on the closing price of IBERIABANK Corporation common stock on January 31, 2005 of $60.63 per share, the transaction had an estimated total value of $48.7 million. On a combined basis, IBERIABANK Corporation’s total assets will exceed $2.7 billion.

Financial Ratios (At Consummation)

•	Price-to-Book:	2.11 times December 31, 2004 book value.
•	Price-to-Earnings:	18.5 times American Horizons net income for 2004.
•	Total Deposit Premium:	13.3% of December 31, 2004 total deposits.

At December 31, 2004, American Horizons had $251 million in total assets, $193 million in deposits, and $23 million in shareholders’ equity. Shareholders of American Horizons overwhelmingly approved the acquisition on January 18, 2005.

American Horizons branches will continue to operate under the American Horizons name until operating and branch system conversions are completed on February 14, 2005. The combined franchise will offer 12 branch locations covering the Northeast Louisiana market: Monroe, West Monroe, Ruston and Bastrop. With the acquisition, IBERIABANK will be positioned as the second largest bank in the Monroe area, based on deposits as of June 30, 2004.

“We welcome the customers, associates and shareholders of American Horizons to the IBERIABANK family,” says Daryl Byrd, President and CEO. “The merger of our two institutions offers our clients the most convenient banking distribution system in the region. We believe that the combination of our two teams backed by a dynamic, local leader, Van Pardue, positions us extremely well for growth. We are proud of the strategic investment we have made in our franchise to help ensure that we can continue to deliver results to our shareholders.”

“We have chosen the right partner,” said Will E. Pratt, Chief Executive Officer of American Horizons Bank. “The merger of our two organizations will result in tremendous opportunities for our customers, associates, shareholders and the greater community. IBERIABANK offers the stability and resources of a larger organization, yet its agility and commitment to local decision-making make it simply an outstanding community bank.”

IBERIABANK Corporation is the third largest Louisiana based bank holding company with offices serving Northeast Louisiana, Shreveport, New Orleans, Baton Rouge and the Acadiana region.